Exhibit 99.1

On October 2, 2012, the Partnership, acquired all of the remaining Class A interests in Redbird Gas Storage LLC (“Redbird”) for $150.0 million in cash from Martin Underground Storage, Inc., a subsidiary of Martin Resource Management. Redbird was formed by the Partnership and Martin Resource Management in 2011 to invest in Cardinal Gas Storage Partners LLC (“Cardinal”). Cardinal is a joint venture between Redbird and Energy Capital Partners (“ECP”) that is focused on the development, construction, operation and management of natural gas storage facilities across North America.

On October 2, 2012, the Partnership acquired from Cross Oil Refining & Marketing, Inc. (“Cross”), a wholly-owned subsidiary of Martin Resource Management, certain specialty lubricant product packaging assets (“Cross Packaging Assets”), for total consideration of $121.8 million in cash, including working capital of approximately $36.8 million at closing, subject to certain post-closing adjustments.

Financial information for 2007, 2008, 2009, 2010 and 2011 has been updated to reflect the activities attributable to the Redbird Class A interests and the Cross Packaging Assets. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets were considered a transfer of net assets between entities under common control. We are required to retrospectively update our historical financial statements to include the activities of the Redbird Class A interests and the Cross Packaging Assets as of the date of common control. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets are recorded at amounts based on the historical carrying value of these assets at that date. Our historical financial statements for 2007 through 2011 have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of the Redbird Class A interests and the Cross Packaging Assets as if we owned these assets for these periods.

This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the December 31, 2011 Form 10-K, as previously updated in the Current Report on Form 8-K filed on August 21, 2012, that specifically relate to the revisions associated with the acquisition of the Redbird Class A interests and the Cross Packaging Assets and does not otherwise modify or update any other disclosures set forth in the December 31, 2011 Form 10-K.

Item 6.    Selected Financial Data

The following table sets forth selected financial data and other operating data of Martin Midstream Partners L.P. for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and is derived from the audited consolidated financial statements of Martin Midstream Partners L.P.

The following selected financial data are qualified by reference to and should be read in conjunction with our Consolidated and Combined Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this document.

	2011[1]	2010[1]	2009[1]	2008[1]	2007[1]
	(Dollars in thousands, except per unit amounts)
Income Statement Data:
Revenues	$1,242,490	$880,115	$651,174	$1,162,749	$760,784
Cost of product sold	997,972	665,086	448,799	941,266	575,519
Operating expenses	137,685	113,426	113,074	123,308	101,000
Selling, general, and administrative	20,531	16,865	16,005	17,887	13,902
Depreciation and amortization	40,276	36,884	36,183	31,895	23,851
Total costs and expenses	1,196,464	832,261	614,061	1,114,356	714,272
Other operating income	1,326	228	6,025	209	707
Operating income	47,352	48,082	43,138	48,602	47,219

Equity in earnings (loss) of unconsolidated entities	(4,752)	2,536	(5,053)	(2,160)	—
Gain from ownership change in unconsolidated entity	—	6,413	3,028	—	—
Gain from contribution of assets to Redbird	—	—	—	24,271	—
Interest expense	(26,781)	(35,322)	(20,357)	(23,131)	(16,410)
Other, net	420	385	443	3,839	2,110
Income before income taxes	16,239	22,094	21,199	51,421	32,919
Income taxes	(2,872)	(2,622)	(3,524)	(2,496)	(6,579)
Income from continuing operations	13,367	19,472	17,675	48,925	26,340
Income from discontinued operations, net of tax	9,392	8,061	5,268	16,816	8,556
Net income	$22,759	$27,533	$22,943	$65,741	$34,896

Net income per limited partner unit – continuing operations	$0.57	$0.25	$0.86	$1.65	$1.09
Net income per limited partner unit – discontinued operations	0.35	0.38	0.31	1.07	0.58
Net income per limited partner unit	$0.92	$0.63	$1.17	$2.72	$1.67

Weighted average limited partner units	19,545,427	17,525,089	14,680,807	14,529,826	14,018,799

Balance Sheet Data (at Period End):
Total assets	$1,069,108	$864,425	$739,161	$763,211	$720,478
Due to affiliates	74,654	24,578	20,073	32,350	46,595
Long-term debt	458,941	372,862	304,372	295,000	225,000
Partners' capital (owners' equity)	337,187	327,960	306,594	287,282	265,487

Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	91,362	45,803	48,673	93,080	62,449
Investing activities	(202,655)	(91,016)	(41,600)	(54,071)	(160,833)
Financing activities	100,179	50,637	(9,100)	(35,139)	99,194

Other Financial Data:
Maintenance capital expenditures	10,947	4,653	7,601	17,998	11,955
Expansion capital expenditures	67,540	14,916	29,653	117,929	137,806
Total capital expenditures	$78,487	$19,569	$37,254	$135,927	$149,761

Cash dividends per common unit (in dollars)	$3.05	$3.00	$3.00	$2.91	$2.60

1We acquired all of the remaining Class A interests of Redbird and the packaging assets of Cross from Martin Resource Management in October 2012. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets were considered a transfer of net assets between entities under common control. The acquisition of the Redbird Class A interests and the Cross Packaging Assets are recorded at amounts based on the historical carrying value of the assets at that date, and we are required to update our historical financial statements to include the activities of the assets as of the date of common control. Our historical financial statements for 2007, 2008, 2009, 2010 and 2011, have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of the Redbird Class A interests and the Cross Packaging Assets as if we owned these assets for these periods.